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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of March 29, 1999, by and among SportsStar Marketing, Inc., a Colorado corporation ("Purchaser") and Wayne 0. Gemas ("Seller").

                                 RECITALS

     A. Seller is the sole stockholder of College Bound Student-Athletes, Inc., a Wisconsin corporation ("Company") that operates a business which offers athletic/resume services to college bound high school student-athletes.

     B. Seller owns of record and beneficially Five Hundred (500) shares of the $1.00 par value common stock (the "Common Stock") of the Company, which shares constitute all of the issued and outstanding Common Stock of the Company ("Seller's Shares").

     C. Seller desires to sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase, all, but not less than all, of the Seller's Shares on the terms and subject to the conditions hereinafter contained.

     D. As a material inducement for purchasing Seller's Shares, Purchaser desires that Seller enters into a covenant not to compete with Purchaser, and Seller agrees to enter into such a covenant with Purchaser.

                                  AGREEMENT

       Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree, represent and warrant as follows:

     1.     PURCHASE AND SALE OF THE SELLER'S SHARES.

       (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, all of the Seller's Shares.

       (b) PURCHASE PRICE; COVENANT AGAINST COMPETITION; TRANSFER OF SECURITIES; ADDITIONAL COMPENSATION. The purchase price that shall be paid by the Purchaser to the Seller ("Purchase Price") for the Seller's Shares shall be:

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            (i)   Six Hundred Thousand Dollars ($600,000.00), payable as
            follows:

                  (A) the lesser of $100,000 or 13% of the bridge loan amount, payable at the earlier of: the receipt by Purchaser of $750,000 or more of bridge financing; or September 15, 1999;

                  (B) $100,000, payable at the earlier of: the receipt by Purchaser of an additional $250,000 in bridge financing; or March 15, 2000; and

                  (C) the lesser of the balance due (from the $600,000), or 17% of the Capital Financing (as defined below) up to $500,000 (if the additional bridge financing described in (B) above is not completed), payable at the earlier of: the receipt by the Purchaser of Capital Financing; or March 15, 2001. For purposes of this provision, "Capital Financing" means the receipt of funding by Purchaser in the amount of $3,000,000.

                  (D) The Purchaser will remit payment to the Seller within five (5) days of the Purchaser's receipt of the bridge loan(s) or Capital Financing, or the due date, whichever is applicable In the event that the Purchaser fails to timely make the payment due under
            Section 1(b)(i)(A), the Purchaser shall be automatically granted an additional sixty (60) day period in which to submit the payment. In the event that the Purchaser fails to timely make the payments under either Section 1(b)(i)(B) or (C), the Purchaser shall be automatically granted an additional thirty (30) day period in which to submit the payment(s).

            (ii) Five Hundred Thousand (500,000) shares of the common stock of Purchaser (the "SportsStar Shares").

            (iii) Additionally, Purchaser shall pay One Hundred Seventy-Six Thousand Dollars ($176,000.00) to Seller in consideration of the covenant against competition given to the Purchaser by Seller pursuant to Section 4 of this Agreement, payable in thirty-six (36) equal monthly installments beginning the first complete month after the receipt of the $750,000 or more of bridge financing. The payment of the entire amount of One Hundred Seventy-Six Thousand Dollars ($176,000.00) for the covenant against competition shall be secured by SportsStar Shares in an amount to be determined prior to Closing, or alternative collateral selected by mutual agreement of both parties.

            (iv) The parties acknowledge that the total consideration for the Seller's Shares and the covenant against competition shall be Seven Hundred Seventy Six Thousand Dollars ($776,000.00), the issuance of 500,000 SportsStar Shares and the additional consideration described in Section 1(b)(ix) below.

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            (v)   The payment for the entire amount of $600,000 shall be secured by:

                  (A) The conditional assignment of $800,000 of media credits to be obtained by Purchaser under an agreement with Media Fund dated December 27, 1998, and as appraised by the FDIC approved media asset appraiser. Upon payment to Seller of the amounts set forth in
            Section 1(b)(i)(A)(B) and (C) above, the amount of media credits will be reduced on a pro rata basis; or

                  (B) In the event that the Purchaser is, for any reason, unable to obtain the media credits described in Section 1(b)(v)(A) above, the Seller's security for such payment shall be his security interest in the CBSA service mark and the Interactive Profile Software, as described in the Security Agreement to be provided at the Closing.

            (vi) The Seller shall deliver to the Purchaser at the Closing on the Closing Date, concurrently with the payment of the Purchase Price, stock certificate number 3 of the Company, representing the Seller's Shares owned of record and beneficially by the Seller, duly endorsed in blank, or accompanied by an assignment separate from the certificate duly endorsed in blank.

            (vii) At Closing, Purchaser will issue to Seller an option to purchase Five Hundred Thousand (500,000) additional SportsStar Shares, which option shall be exercisable beginning eighteen (18) months from the Closing Date and expire thirty-six (36) months from the Closing Date. The option price will be the average of the daily bid and ask prices during the fourteen day period prior to the Closing. Such terms and conditions are further described in the Option Agreement attached to this Agreement as EXHIBIT A-1.

            (viii) At Closing, Purchaser will issue to Seller an additional option to purchase Five Hundred Thousand (500,000) SportsStar Shares. If the SportsStar Shares trade on or above $10.00 per share for a minimum of thirty (30) days or if the Company earns in excess of $5,000,000 in net income for any fiscal year during the five year period following March 3, 1999, such option will be exercisable by Seller upon the occurrence of either such event and shall expire thirty-six (36) months after the date upon which such option first becomes exercisable. If neither of such events shall occur before March 3, 2004, such option shall expire on March 3, 2004. The option price will be the average of the daily bid and ask prices during the fourteen day period prior to the Closing. Such terms and conditions are further described in the Option Agreement attached to this Agreement as EXHIBIT A-2.

            (ix) In the event that the Company achieves all or some of the objectives set forth on the attached EXHIBIT B during the one year period after the Closing, then Purchaser shall pay Seller up to a maximum of One Million One Hundred Thousand Dollars ($1,100,000) provided that such payment may be paid all or part in cash or SportsStar Shares at Purchasers Board of Directors' sole option.

          (c) ADJUSTMENT TO PURCHASE PRICE. It is understood that Purchaser is acquiring all assets and assuming all liabilities (collectively "net assets") disclosed in the February 28, 1999 financial statements of Seller. To the extent that such net assets increase or decrease (using consistently applied accounting principles) as of the Closing Date, other than in the ordinary course of business, from the February 28,1999 balance sheet, such adjustment will be made to the SportsStar Shares portion of the Purchase Price described in Section 1(b)(ii) above.

          (d) FURTHER ADJUSTMENT TO PURCHASE PRICE. In the event that a significant adverse difference is found in the pre-tax earnings of the Company (after adjusting for unusual non-recurring items) in either the fiscal 1997/1998 average, or the run rate for fiscal 1999, then an adjustment in the purchase price will be made, the amount of such adjustment to be mutually agreed to by the parties.

          (e) THE CLOSING. The closing of the purchase and sale of the Seller's Shares contemplated by this Agreement (the "Closing") shall take place at a mutually agreed upon time and place on April 16, 1999, or such later date as Purchaser may determine in its discretion if the Purchaser has not completed its due diligence review of the Company and its business, legal, financial and accounting affairs and prospects (the date of the Closing is hereinafter referred to as the "Closing Date").

          (f) DELIVERIES AT THE CLOSING. At the Closing, Seller will deliver to the Purchaser a stock certificate representing the Seller's Shares, endorsed in blank or accompanied a duly executed assignment document. Purchaser will deliver to Seller a promissory note in the amount of $176,000 to be paid in consideration of the covenant not to compete, and a letter to Corporate Stock Transfer instructing them to deliver to Seller, stock certificates for Five Hundred Thousand (500,000) SportsStar Shares.

     2. REPRESENTATIONS AND WARRANTIES OF SELLER. The Seller represents and warrants to the Purchaser that:

          (a) OWNERSHIP OF SELLER'S SHARES. Seller is the sole and exclusive record and beneficial owner of all of the issued and outstanding Common Stock of the Company. The Seller possesses good and merchantable title to the Seller's Shares, and owns the Seller's Shares free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. Seller has the absolute and unconditional right to sell, assign, transfer and deliver the Seller's Shares to the Purchaser in accordance with the terms of this Agreement.

          (b) DUE ORGANIZATION; GOOD STANDING; AUTHORITY OF COMPANY. The Company is a corporation duly organized, validly existing as a stock corporation, and in good standing under the laws of the State of Wisconsin. The Company has full right, power, and authority to own its properties and assets, and to carry on its business. The Company is duly licensed, qualified and authorized to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the properties and assets owned by it or the nature of the business conducted by it makes such licensing, qualification and authorization legally necessary. A complete and correct copy of each of the Company's Articles of Incorporation, as amended to the date of this Agreement, (the "Articles") certified by the Secretary of State of the State of Wisconsin and Bylaws, as amended to the date of this Agreement, (the "Bylaws"), is attached to this Agreement as EXHIBITS C AND D respectively, and is incorporated by reference herein. The Articles and the Bylaws are in full force and effect, and the Company is not in breach or violation of any of the provisions thereof. The minute books of the Company containing the minutes of the meetings of the stockholders of the Company and the board of directors of the Company, which were heretofore made available to the Purchaser for examination, are complete and correct and accurately reflect all proceedings of the stockholders of the Company and the board of directors of the Company.

          (c) VALIDITY OF AGREEMENT. The Seller has the legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of the Seller and is fully enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

          (d) CAPITALIZATION; THE COMPANY'S STOCK; RELATED MATTERS. The Company's authorized stock consists of 10,000 Shares of Common Stock, 500 of which Shares, are issued and outstanding and owned of record and beneficially by the Seller. The Seller's Shares have been duly, legally and validly issued, and are fully-paid and non-assessable. Delivery of the Seller's Shares by the Seller to the Purchaser at the Closing on the Closing Date pursuant to this Agreement will transfer to the Purchaser full and entire legal and equitable title to one hundred percent (100%) of the issued and outstanding Capital Stock of the Company.

          (e) OPTIONS, WARRANTS AND OTHER RIGHTS AND AGREEMENTS AFFECTING THE COMPANY'S CAPITAL STOCK. Except as set forth in EXHIBIT E, the Company has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities, as defined in the Securities Act of 1933 (hereinafter "Securities") or any commitments, agreements, arrangements or understandings of any kind or nature obligating the Company, in any such case, to issue Shares of the Company's Capital Stock or other Securities or securities convertible into or evidencing the right to purchase Shares of the Company's Capital Stock or other Securities. Neither the Seller nor the Company is a party to any agreement, understanding, arrangement or commitment, or bound by any Articles of Incorporation or Bylaws provision which creates any rights in any person with respect to the authorization, issuance, voting, sale or transfer of any Shares of the Company's Capital Stock or other Securities.

          (f) NO SUBSIDIARIES. The Company does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture, or other business entity.

          (g) AGREEMENT NOT IN CONFLICT WITH OTHER INSTRUMENTS; REQUIRED APPROVALS OBTAINED. The execution, delivery, and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement will not (i) violate or require any registration, qualification, consent, approval, or filing under, any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as "Laws") of any federal, state or local government (hereinafter collectively referred to as "Governments") or any agency, bureau, commission or instrumentality of any Governments (hereinafter collectively referred to as "Governmental Agencies"), or any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Company or any of its assets or Properties is bound; or
     (ii) conflict with, require any consent, approval, or filing under, result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of the Company's obligations under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of the Company's properties, assets, or businesses pursuant to, the Company's Articles or Bylaws, any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which the Company is a party or by which the Company or any of the Company's assets or properties is bound; or any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which the Company or any of its assets or properties is bound.

          (h) CONDUCT OF BUSINESS IN COMPLIANCE WITH REGULATORY AND CONTRACTUAL REQUIREMENTS. The Company has conducted and is conducting the Company's business in compliance with all applicable laws of all governments and governmental agencies. Neither the real or personal properties owned, leased, operated or occupied by the Company, nor the use, operation or maintenance thereof, (i) violates any Laws of any Government or Governmental Agency, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement.

          (i) LICENSES; PERMITS; RELATED APPROVALS. The Company possesses all licenses, permits, consents, approvals, authorizations, qualifications, and orders (hereinafter collectively referred to as "Permits") of all Governments and Governmental Agencies lawfully required to enable the Company to conduct the Company's business in all jurisdictions. All of the Permits are in full force and effect, and no suspension, modification or cancellation of any of the Permits is pending or threatened. A list of the Permits is attached hereto as EXHIBIT F and incorporated by reference herein.

          (j) LEGAL PROCEEDINGS. Except as set forth in EXHIBIT G, there is no action, suit, proceeding, arbitration, or to the best of Seller's knowledge, any claim or investigation by any Government, Governmental Agency or other person (i) pending to which the Company is a party, (ii) or to the best of Seller's knowledge threatened against or relating to the Company or any of the Company's assets or businesses, (iii) challenging the Company's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, or (iv) to the best of Seller's knowledge asserting any right with respect to any of the Seller's Shares, and to the best of Seller's knowledge there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

          (k) FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Attached hereto as EXHIBIT H and incorporated by reference herein are copies of the Company's financial statements for the periods ended September 30, 1997, September 30, 1998 and February 28, 1999 (hereinafter collectively referred to as the "Financial Statements"). The Financial Statements are in accordance with the book and records of the Company, are true, correct and complete and accurately present the Company's financial position as of the dates set forth therein and the results of the Company's operations and changes in the Company's financial position for the periods then ended. Except (i) as disclosed in the Financial Statements, and (ii) as disclosed in this Agreement, the Company has no liabilities or obligations of any nature or kind known or unknown, whether accrued, absolute, contingent, or otherwise. There is no basis for assertion against the Company of any claim, liability or obligation not fully disclosed in the Financial Statements. All prepaid items set forth in the Company's Financial Statements have been properly accrued.

          (l) TAX MATTERS. The Company has duly and timely filed with all appropriate Governmental Agencies, all tax returns, information returns, and reports required to be filed by the Company. Except for accruals for payroll taxes payable, income taxes payable, and deferred taxes as set forth in the Company's balance sheet as of February 28, 1999 (collectively, the "Accrued Taxes"), the Company has paid in full all taxes (including taxes withheld from employees' salaries and other withholding taxes and obligations), interest, penalties, assessments and deficiencies owed by the Company to all taxing authorities. Complete and correct copies of (i) the income tax returns of the Company for the Company's three fiscal years ending September 30 of 1996, 1997 and 1998, as filed by the Company with the Internal Revenue Service (the "IRS") and all state taxing authorities (collectively, the "Returns"), (ii) all audit reports received by the Company during the last five years and issued by the IRS or any state taxing authorities, and (iii) all consents and agreements entered into by the Company during the last five years with the IRS or any state taxing authorities (collectively, the "Tax Agreements") are collectively attached hereto as EXHIBIT I and incorporated by reference herein. All information reported on the Returns is true, accurate, and complete. All claims by the IRS or any state taxing authorities for taxes due and payable by the Company have been

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     paid by the Company. The provisions for the Accrued Taxes are adequate for the payment of all of the Company's liabilities for unpaid taxes (whether or not disputed). All claims by the IRS or any state taxing authorities for taxes due and payable by the Company have been paid by the Company. The provisions for the Accrued Taxes are adequate for the payment of all of the Company's liabilities for unpaid taxes (whether or not disputed). All federal income tax returns required to be filed by the Company have either been examined by the IRS, or the period during which any assessments may be made by the IRS has expired without waiver or extension for all years through the Company's fiscal year ended September 30, 1996, and any deficiencies or assessments claimed or made have been paid, settled, or fully provided for in the Financial Statements. The Company has not adopted a plan of complete liquidation under the Internal Revenue Code of 1954, as amended (the "Code"), or filed a consent pursuant to Section 341(f) of the Code. The Company is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Governmental Agency.

          (m) ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE. The Company's accounts receivable reflected on the Company's Balance Sheet as of February 28, 1999 (the "Balance Sheet") and all accounts receivable arising after the date of the Balance Sheet (collectively, the "Accounts Receivable") are bona fide accounts receivable, the full amount of which is actually owing to the Company. Except as to those accounts receivable extended in the ordinary course of their terms, the Accounts Receivable will be fully collectible by the Purchaser within 60 days of the Closing Date or, if subject to the new financing program, will be fully collectible within thirty (30) days of the stated due date, without offset, recoupment, counterclaim, claim or diminution. The Accounts Receivable will be collectible according to their terms, subject to the normal write-down applied on an annual basis by the Company's independent accountant during his compilation. The Company's accounts payable reflected on the Balance Sheet and all accounts payable arising after the date of the Balance Sheet arose from bona fide transactions in the ordinary course of the Company's business. This includes a Demand Note dated November 4, 1991 payable to Wayne 0. Gemas in the original principal amount of Two Hundred Ninety Thousand Dollars ($290,000.00) which will be converted at Closing to a Promissory Note in the principal amount of approximately $211,887 and in the form attached as EXHIBIT J.

          (n) REAL PROPERTY. Except as set forth on EXHIBIT K attached hereto and incorporated by reference herein, the Company does not own or have any interest in any real estate. EXHIBIT K contains an accurate description of the terms of all real estate leases to which the Company is a party. All such leases are valid and in full force and effect, and, except as set forth on EXHIBIT K with respect to the approximately Eight Thousand Dollar default under the principal real estate lease, the Company is not in default under such leases.

          (o) CONDITION OF PERSONAL PROPERTY. Attached hereto as EXHIBIT L-1 and incorporated by reference herein is a true, correct and complete list of all personal


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     property owned by the Company or used by the Company in the conduct of its business, including but not limited to, all equipment and fixtures (collectively, the "Personal Property"). The Company has sole and exclusive, good and merchantable title to all of the Personal Property owned by it, free and clear of all pledges, claims, liens, restrictions, security interests, charges and other encumbrances. All of the Personal Property is in good repair and good operating condition, subject to ordinary wear and tear, fit for its intended purposes, and is adequate for the continuation of the Company's business. The parties acknowledge and agree that EXHIBIT L-2, attached hereto, lists the items of personal property owned by Seller which shall not be transferred to Purchaser under this Agreement.

          (p) CONTRACTS, LICENSES, AND OTHER AGREEMENTS. Attached hereto as EXHIBIT M and incorporated by reference herein is a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all contracts by which the Company is bound. (collectively, the "Contracts"). Each of the Contracts is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms. Neither Seller nor the Company has any notice of, or any reason to believe that there is or has been any actual, threatened or contemplated termination or modification of any of the Contracts. No party to any of the Contracts is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Contracts. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated by this Agreement (i) will not result in the breach or termination of or constitute a default under any Contract, (ii) does not require the consent of any party to a Contract, or any other Person for whose benefit a Contract was executed, and (iii) will not give any such party or Person the right to terminate any Contract. All payments required to be made pursuant to the Contracts by parties to the Contracts, and other Persons for whose benefit the Contracts were executed, have been paid in full through the Closing Date. The Contracts are in compliance with all applicable laws of all Governments and Governmental Agencies.

          (q) INSURANCE. Attached hereto as EXHIBIT N and incorporated by reference herein is a list of all insurance policies of the Company, setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverages, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in EXHIBIT N is in full force and effect, is valid and enforceable, and the Company is not in breach of or in default under any such policy. Neither Seller nor the Company has any notice of or any reason to believe that there is or has been any actual, threatened or contemplated termination or cancellation of any insurance policy relating to the insurance referred to in EXHIBIT N. A true, correct and complete list and summary of all claims which have been made under each insurance policy relating to the insurance within the last five (5) years is set forth in EXHIBIT N. The Company has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion. If any insurance policy of the Company has been canceled within the last five (5) years, a description of the reasons for and terms of such cancellation is included on EXHIBIT N. For purposes of this provision, the term "cancellation" means the termination of insurance coverage or the contract by the insurer.

          (r) BENEFIT PLANS. Except as set forth on EXHIBIT O, the Company has no employee benefit plans, including, without limitation, bonus, deferred compensation, pension, profit-sharing, retirement or other plans.

          (s)     EMPLOYEE RELATIONS AND EMPLOYMENT AGREEMENTS.

                  (i) The Company is not in violation of applicable equal employment opportunity laws, wages and hour laws, occupational safety and health laws, federal labor laws, or any other laws of any Government or Governmental Agency relating to employment. Seller has disclosed to the Purchaser the status of all investigations, claims, charges, and employment-related suits or controversies which have occurred with respect to the Company which are presently pending or threatened with respect to the Company under any employment-related law of any Government or Governmental Agency (including common law). The Company has satisfied and performed fully all judgments, decrees, conciliation agreements, or settlement agreements by which it is bound or to which it is subject concerning employment-related matters and each such judgment, decree, or agreement is disclosed on EXHIBIT P.

                  (ii) The Company has not entered into any employment agreement and all employees can be terminated at will. The Company has no contractual obligation or special termination or severance arrangement in respect of any employee.

                  (iii) The Company has paid all wages due (including all required taxes, insurance, and withholding thereon) through the Closing Date. EXHIBIT Q attached hereto and incorporated by reference herein sets forth all accrued vacation, accrued sick leave, and accrued bonuses (including pro rata accruals for a period of a year) and any other amounts due to employees of the Company as of the Closing Date.

                  (iv) EXHIBIT Q, attached hereto and incorporated by reference herein sets forth each employee's date of hire, position, present salary, amount of bonus paid in the past year, and announced termination date (if any). The Seller has provided to the Purchaser access to the personnel files and employment records of all the Company's employees.

          (t) PATENTS; TRADEMARKS; RELATED CONTRACTS. Attached hereto as EXHIBIT R and incorporated by reference herein, is a true, correct and complete list of all of the Company's patents, trademarks, trade names, or trademark or trade name registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights"). All of the Company's Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. The Company has not licensed, leased or otherwise assigned, transferred or granted any right to use any of its Proprietary Rights to any other Person, and no Person is infringing upon the Company's Proprietary Rights. The Company has not infringed and is not infringing upon any patent, trademark, tradename, or trademark or tradename registration, service mark, copyright, or copyright registration of any other Person.

          (u) BOOKS AND RECORDS; FISCAL YEAR; METHOD OF ACCOUNTING. The Company has made available to the Purchaser all of its tax, accounting, corporate and financial books and records. The books and records pertaining to the Company's business made available to the Purchaser are true, correct and complete, have been maintained on a current basis, and fairly reflect the basis for the Company's financial condition and results of operations as set forth in the Financial Statements. The Company has consistently used the fiscal year end September 30, as its taxable year, and has consistently used the cash method as its method of accounting for tax purposes.

          (v) BANK ACCOUNTS AND SAFE DEPOSIT ARRANGEMENTS. Attached hereto as EXHIBIT S and incorporated by reference herein is a true, correct and complete list of each checking account, savings account and other bank account and safe deposit box maintained by the Company, and the names of all persons authorized to withdraw funds or other property from, or otherwise deal with, such accounts and safe deposit boxes.

          (w) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since February 28, 1999, except as set forth in EXHIBIT T attached hereto and incorporated by this reference, the Company has not:

                  (i) Incurred any indebtedness, obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of its business, none of which was entered into for inadequate consideration and none of which exceeds $1000.00 in amount.

                  (ii) Discharged or satisfied any security interest, lien or encumbrance or paid any indebtedness, obligation or liability (contingent or otherwise), except (A) current liabilities and (B) scheduled payments pursuant to obligations under contracts, agreements, or leases listed in EXHIBITS K and M.

                  (iii) Mortgaged, pledged, or subjected to lien, charge, security interest, or other encumbrance any of its assets or properties.

                  (iv) Sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of its assets or properties.


                  (v) Acquired or leased any assets or property of any other Person.

                  (vi)  Cancelled or compromised any debt or claim.

                  (vii) Waived or released any rights.

                  (viii) Transferred or granted any rights with respect to know-how or any rights existing under any leases, licenses, agreements, inventions, or any of the Proprietary Rights.

                  (ix) Granted or made any contract, agreement, promise or commitment to grant any wage, salary or employee benefit increase to, or entered into any employment contract, bonus, stock option, profit sharing, pension, incentive, retirement or other similar arrangement or plan with, any officer, employee or other Person.

                  (x) Experienced any material difficulty with any employee or learned of any threat or potential threat by any employee of the assertion of any employment-related claim against the Company or any officer or employee of the Company.

                  (xi) Made any capital expenditure in excess of $1000.00 or entered into any commitment therefor.

                  (xii) Suffered any casualty loss or damage, whether or not such loss or damage is or was covered by insurance.

                  (xiii) Suffered any adverse change in its operations, earnings, assets, liabilities, properties, or business or in its condition (financial or otherwise).

                  (xiv) Changed the nature of its business or its method of accounting.

                  (xv) Other than in the ordinary course of business, entered into any transaction, contract, or commitment.

                 (xvi) Terminated or modified, or agreed to the termination or modification of, any Contract.

                  (xvii) Suffered a loss of any supplier or suppliers, which loss (individually or in the aggregate) has had, or may have, an adverse effect on its financial condition, results of operations, business, or prospects.

                  (xviii) Suffered any material adverse change in its assets or liabilities, in its condition, financial or otherwise, or in its business, properties, earnings or net worth.

          (x) INSIDER TRANSACTIONS. Attached hereto as EXHIBIT U and incorporated by reference herein is a true, correct and complete list of the following:

                  (i) The amounts and other essential terms of indebtedness or other obligations, agreements, undertakings, liabilities or commitments (contingent or otherwise) of the Company to or from any past or present officer, director, member, stockholder or any Person related to, controlling, controlled by or under common control with any of the foregoing (collectively, "Control Persons").

                  (ii) All transactions between each Control Person and the Company since the Company's date of incorporation, and all proposed or contemplated transactions with each Control Person, together with the essential terms thereof.

          (y) ADVERSE CONDITIONS. Seller has no knowledge of any present or future condition, state of facts or circumstances which has affected or may affect adversely the business of the Company or prevent the Company from carrying on its business.

          (z) FULL DISCLOSURE. This Agreement (including the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to Seller or the Company which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement or the Company's financial condition, results of operations, business, or prospects.

          (aa) NO BROKERAGE. Seller has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

          (bb) SECURITIES LAW MATTERS. Seller is acquiring the SportsStar Shares for his account, and not with a view to any sale, distribution or disposition in violation of any federal or state securities laws. Seller has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents or about Purchaser which Seller deems necessary to evaluate the merits and risks related to his investment in the SportsStar Shares and Seller understands and has taken cognizance of all risk factors related to such transactions. Seller can afford to bear the economic risk of holding the unregistered SportsStar Shares for an indefinite period of time, can afford to suffer a complete loss of his investment in the SportsStar Shares, and Seller has adequate means for providing for his needs and contingencies. Seller acknowledges that the SportsStar Shares will be characterized as "restricted securities" under the federal securities laws since as they are being acquired directly from Purchaser in a transaction not involving a public offering and that all certificates and instruments evidencing the SportsStar Shares will bear a restrictive legend substantially similar to the following:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES OR BLUE SKY LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS APPLICABLE.

     3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to Seller that:

          (a) DUE ORGANIZATION; GOOD STANDING; POWER. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado. The Purchaser has all requisite corporate power to enter into this Agreement and to perform its obligations hereunder.

          (b) AUTHORIZATION AND VALIDITY OF DOCUMENTS. The execution, delivery, and performance of this Agreement by the Purchaser, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly and validly authorized by the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid, and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

     4.   COVENANTS AGAINST COMPETITION

                (a) AGREEMENT NOT TO COMPETE. The parties acknowledge that following the consummation of the purchase and sale of the Seller's Shares contemplated by this Agreement, Purchaser will employ Kevin W. Gemas and Wayne O. Gemas as the Company's Chief Operating Officer of the Profile Division and Consultant, respectively. The Purchaser and Seller acknowledge and agree that such services will be of a special and unusual character which have a unique value to Purchaser and Company, the loss of which cannot be adequately compensated by damages in an action at law and, if used in competition with the Purchaser or the Company, could cause serious harm to the Purchaser and the Company. Accordingly, Seller agrees the neither he, nor Kevin W. Gemas, shall, during the time period that he is employed by Purchaser and for a period of five (5) years from the date of termination of such employment for cause by Purchaser or voluntarily by either Gemas, do any of the following: (i) directly or indirectly, solicit or otherwise contact any Person, who is a customer or prospective customer of the Company ("Customer") for the purpose of seeking to obtain any such Customer as a customer or beneficiary of a similar business conducted by any Person other than the Company; (ii) directly or indirectly employ, hire, or otherwise engage the services of or associate in any business with any Person who is or has been employed by or associated with either the Purchaser or the Company, unless such Person shall have ceased to be employed by or associated with the Purchaser or the Company (as the case may be), for at least one (1) year, or (iii) engage, directly or indirectly, as a proprietor, stockholder, partner, director, officer, employee, independent contractor or otherwise in any business in competition with the Purchaser or the Company in any state in which the Purchaser or the Company provides its services on the date that his employment with the Company is terminated for any reason. Provided however, that the above provision shall not be construed to prohibit the Seller from associating in a business with Kevin W. Gemas, so long as such business is not, directly or indirectly, in competition with the Company or the Purchaser's business.

          (b) ENFORCEABILITY. The parties agree that to the extent that any provision or portion of Section 4(a) of this Agreement shall be held, found or deemed to be unreasonable, unlawful, or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law. The parties further agree that any court of competent jurisdiction shall, and the parties hereby authorize, request and empower, any court of competent jurisdiction to, enforce any such provision or portion thereof or to modify any such provision or portion thereof in order that any such provision shall be enforced by such court to the fullest extent permitted by law.

          (c) RIGHT TO ENJOIN. As the violation by Seller of the provisions of Section 4(a) of this Agreement would cause irreparable harm to the Purchaser and the Company, and there is no adequate remedy at law for such violation, the Purchaser and Company shall have the right, in addition to all other available remedies, to enjoin Seller from violating such provision.

     5.   ADDITIONAL COVENANTS OF THE PARTIES. At the Closing on the Closing
Date:

          (a) CERTIFICATE OF GOOD STANDING. Seller shall deliver to Purchaser a certificate of good standing with respect to the Company, certified as of a date no earlier than ten (10) days prior to the Closing Date by the Wisconsin Secretary of State.

          (b) KEVIN GEMAS' EMPLOYMENT AGREEMENT. Kevin Gemas will enter into a five year employment agreement with the Company containing a covenant not to compete such as the one described in Section 4 above, and on the terms and conditions contained in the Employment Agreement which is attached hereto as EXHIBIT V. In connection with such employment, Kevin Gemas shall, at Closing, divest himself of any ownership interest, direct or indirect, in All American Campus Tours, Inc., and shall immediately upon Closing cease all participation in such business, in any manner whatsoever.

          (c) WAYNE GEMAS' CONSULTING AGREEMENT. Wayne Gemas will enter into a Consulting Agreement with the Company for a term of up to five years, with health insurance coverage until May 1, 2003, whereby he will be available a minimum of two days per month, on the terms and conditions contained in the Consulting Agreement which is attached hereto as EXHIBIT W.

          (d) KEY PERSONNEL EMPLOYMENT AGREEMENTS. Melanie Weber, Chris Krause, Steve Potter, Dave Carl and Brian Bert will be offered employment with the Company on the terms and conditions contained in the Employment Agreement which is attached hereto as EXHIBIT X.

          (e) JOHN BRODIE CONSULTING AGREEMENT. John Brodie will enter into a Consulting Agreement with the Company on the terms and conditions contained in the Consulting Agreement which is attached hereto as EXHIBIT Y.

          (f) RESIGNATIONS OF OFFICERS AND DIRECTORS OF THE COMPANY. The resignation of each of the officers and directors of the Company, effective at the Closing on the Closing Date shall have been executed and delivered to Purchaser by each such officer and director.

          (g) AUDIT. The Purchaser shall immediately have an audit of the Company's financial statements conducted by an independent certified public accountant. Such audited financial statements shall consist of a balance sheet as of the Closing Date and statements of income for each of the two years then ended. The Seller shall reimburse the Purchaser for 50% of the cost of the audit at such time that the Seller receives the first $100,000 payment pursuant to Section 1(b)(i)(A) hereunder.

          (h) CONDITIONAL ASSIGNMENT OF MEDIA CREDITS. Purchaser shall deliver to the Seller a Conditional Assignment of Media Credits on the terms and conditions contained in the Conditional Assignment of Media Credits which is attached hereto as EXHIBIT Z.

          (i) SECURITY AGREEMENT. Purchaser shall deliver to Seller a Security Agreement for the CBSA service mark and Interactive Profile Software. Such security interest shall be considered to be substitute collateral only, as described in Section 1(b)(v) above.

     6.   INDEMNIFICATION; SURVIVAL; RIGHT OF SET-OFF.

          (a) INDEMNIFICATION BY SELLER. Notwithstanding the Closing, the Seller indemnifies and saves Purchaser harmless, from and against any and all out-of-pocket and actual losses, claims, damages, liabilities, costs, expenses or deficiencies (but specifically excluding punitive, consequential or indirect damages or any assorted or established claim for any damage which provides for recovery based upon multiple of losses, multiple of lost profits or multiple of lost anticipated profits) (all of which shall be referred to in the aggregate as "Losses" and individually as "Indemnifiable Damages"), incurred by or asserted against Purchaser or Company due to or resulting from any of the following:

               (i) Any misrepresentation, omission or breach by Seller of any representation or warranty contained in this Agreement (including the Exhibit herein); or

               (ii) Any nonfulfillment, failure to comply or breach by Seller of or with any covenant, promise or agreement of the Seller contained in this Agreement (including the Exhibits hereto).

          (b) INDEMNIFICATION BY PURCHASER. Notwithstanding the Closing, the Purchaser, indemnifies and saves the Seller harmless from and against any and all out-of-pocket and actual losses, claims, damages, liabilities, costs, expenses or deficiencies (but specifically excluding punitive, consequential, or indirect damages or any asserted or established claim for any damage which provides for recovery based upon any multiple of losses, multiple of lost profits or multiple of lost anticipated profits) (All of which shall be referred to in the aggregate as "Losses" and individually as "Indemnifiable Damages"), incurred by or asserted against Seller due to or resulting from any of the following:

                  (i) Any misrepresentation, omission or breach by Purchaser of any representation or warranty contained in this Agreement (including the Exhibits hereto); or

                  (ii) Any nonfulfillment, failure to comply or breach by the Purchaser of or with any covenant, promise or agreement of the Purchaser contained in this Agreement (including the Exhibits hereto).

          (c) PROCEDURE FOR MAKING CLAIMS. If and when a party (the "Indemnitee") desires to assert a claim for Indemnifiable Damages against the other party (the "Indemnitor") pursuant to the provisions of this Section, the Indemnitee shall deliver a written notice of claim to the Indemnitor reasonably promptly after the Indemnitee's receipt of a claim or specific and affirmative awareness of a potential claim. If the Indemnitor shall object to such notice of claim, the Indemnitor shall deliver a written notice of objection to the Indemnitee within fifteen (15) days after the Indemnitee's delivery of the notice of claim. If the notice of objection shall not have been so delivered within such fifteen (15) day period, the Indemnitor shall conclusively be deemed to have acknowledged the correctness of the claim or claims specified in the notice of claim for the full amount thereof, and the Indemnifiable Damages set forth in the notice of claim shall be promptly paid to the Indemnitee as set forth in this Section. If the Indemnitor shall make timely objection to a claim or claims set forth in a notice of claim, and if such claim or claims have not been resolved or compromised within sixty (60) days from the date of delivery of the notice of objection, then such claim shall be settled by arbitration pursuant to Section 12(m) below. If, by arbitration, it shall be determined that the Indemnitee shall be entitled to any Indemnifiable Damages by reason of its claim or claims, the Indemnifiable Damages so determined shall be paid to the Indemnitee by the Indemnitor in the same manner as if the Indemnitee had not delivered a notice of objection.

          (d) PARTICIPATION IN DEFENSE OF THIRD PARTY CLAIMS. If any third party shall assert a claim against the Indemnitee which, if successful, might result in an obligation of the Indemnitor to pay Indemnifiable Damages and which can be remedied by the reasonable satisfaction of the Indemnitee by the payment of money damages without further adverse consequences to the Indemnitee, the Indemnitor, at the sole expense of the Indemnitor, may assume the primary defense thereof with counsel reasonably acceptable to the Indemnitee, but only if and so long as the Indemnitor diligently pursues the defense of such claim. If the Indemnitor fails or is unable to so elect to assume the primary defense of any such claim, the Indemnitee may elect to do so.

          (e) RIGHT OF SET-OFF. Notwithstanding any provision of this Agreement to the contrary, the parties acknowledge and agree that Purchaser shall have the right to set-off the amount of any Indemnifiable Damages or Losses to the extent the Seller shall be liable therefor against any sums of money at any time or from time to time payable to the Seller pursuant to this Agreement.

          (f) SURVIVAL OF INDEMNIFICATION. The representations and warranties contained in this Agreement, and the Indemnitor's obligation to pay Indemnifiable Damages, shall survive the Closing, as follows:

                  (i) FRAUDULENT BREACH OF REPRESENTATIONS; TAXES. In the case of a claim based upon the inaccuracy or breach of a representation or warranty which was made fraudulently, or for the inaccuracy or breach of a representation or warranty pertaining to taxes, for a period equal to the applicable statute of limitations.

                  (ii) ALL OTHER CLAIMS. In the case of all other claims, for a period of two (2) years after the Closing.

          (g)     LIMITATIONS ON INDEMNIFIABLE DAMAGES.

                  (i) MINIMUM AND MAXIMUM AMOUNT. Notwithstanding the foregoing and subject to the following provisions, the maximum amount of Indemnifiable Damages payable by either party arising under this Section 6 in no event shall exceed the market value of the SportsStar Shares and Stock Options transferred under Section 1(b)(ii) and 1(b)(vi) of this Agreement in the absence of fraud on behalf of either party. Moreover, neither party shall be entitled to recover Indemnifiable Damages for any matter unless and until the aggregate of all claims for Indemnifiable Damages asserted exceeds Ten Thousand Dollars ($10,000) and then only to the extent of such excess.

                  (ii) TAX PROVISION. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the income tax savings, if any, to which either party becomes entitled from the income tax deduction or deferral, if any, to which either party shall become entitled to as a consequence of any Loss, claim, damage, liability, cost, expense or deficiency giving rise to the Indemnifiable Damages.

                  (iii) INSURANCE PROCEEDS; CLAIMS AGAINST THIRD PARTIES. In computing the amount of Indemnifiable Damages, there shall be deducted therefrom an amount equal to the sum of (A) insurance proceeds to which the Purchaser becomes entitled as a consequence of any loss, claim, damage, liability, cost, expense or deficiency giving rise to Indemnifiable Damages, or (B) all claims against third parties which would reduce the amount of Indemnifiable Damages. The Purchaser shall in good faith attempt to collect all insurance proceeds and all claims against third parties which would reduce Indemnifiable Damages.

                  (iv) ASSIGNMENT OF UNCOLLECTED RECEIVABLES. In the event that Indemnifiable Damages are payable to the Purchaser because all or a portion of the Receivables are not collected by the Purchaser, after Purchaser makes all reasonable efforts to obtain payment of such Receivables, the Purchaser shall cause such Receivables to be assigned (without recourse) to the extent uncollected to the Seller promptly after payment by the Seller of the Indemnifiable Damages becoming due, if any, as a result of such noncollection.

          (h) SOLE REMEDY. The sole remedy of either party for any claim for monetary relief or damages resulting or arising in any manner from or with respect to this Agreement or the transactions contemplated hereby, whether such claims arise out of contract, tort or violation of law, shall be a claim for Indemnifiable Damages made pursuant to, and subject to the limitations of this Section. Notwithstanding the foregoing, this provision shall not apply to any claims of the Purchaser related to the noncompetition covenants set forth in
Section 4 above, or to any claims arising from a determination of tax or other liability which is in any way related to the Representative Agreements which are set forth in Exhibit M to this Agreement.

     7. GENERAL COVENANTS. Purchaser and Seller agree that from and after the date of this Agreement that:

          (a) DUTY TO KEEP ADVISED. Each party will keep the other closely advised of any material developments relevant to the Company's business and to the consummation of this Agreement.

          (b) CONFIDENTIALITY. Both parties agrees that, until the Closing has been consummated, they will hold in strict confidence all data and information obtained in connection with this transaction or Agreement with respect to the other party's business.

          (c) INVESTIGATION OF SELLER'S BUSINESS. Purchaser may, prior to the Closing, make or cause to make such investigation of the Company, and of the financial and legal condition of the Company as Purchaser deems reasonably necessary or advisable for the purpose of consummating the transaction described herein. Seller will permit Purchaser and its authorized agents or representatives, including its independent accountants, to have full access to the properties, books, and records of the Company's business at reasonable hours to review the books, records and other documents of the business for the sole purpose of consummating the transaction described herein.

     8.   SELLER'S COVENANTS.

          (a) NEGATIVE COVENANTS AS TO FUTURE OPERATIONS. Between the date hereof and Closing, except as contemplated by this Agreement, without the prior written consent of Purchaser, Seller will not: (i) agree to or implement any change increasing the compensation or benefits payable to or to become payable to any person or entity employed or engaged by Company in connection with the conduct of Company; (ii) out of the ordinary course of business, create or suffer any
     (A) adverse change in the condition of the Company, or the operation or conduct thereof or (B) damage, destruction or loss (whether or not covered by insurance) adversely affecting Company or the operation or conduct thereof; (iii) sell, assign or otherwise transfer or dispose of the assets of Company except in the ordinary course of business; or (iv) issue any public reports, statements or releases pertaining to this Agreement unless and until Purchaser and Seller jointly agree on the text thereof and Purchaser has designated the timing of the release of the same.

          (b) AFFIRMATIVE COVENANTS AS TO FUTURE OPERATIONS. Between the date hereof and Closing, Seller will: (i) to the best of his ability, operate Company diligently, prudently and in the ordinary course of business and use best efforts to preserve and expand the Company, including, but not limited to, not reducing its existing marketing or sales efforts, and to preserve the goodwill of its customers, suppliers and others having business relations with Company; (ii) maintain in effect all insurance as set forth on the SCHEDULE OF INSURANCE; (iii) comply with applicable laws, rules, and regulations and pertinent provisions of all contracts and other agreements to which it is a party, which affect or may affect Company's business; (iv) furnish Purchaser such other information as Purchaser may reasonably request; (v) pay any taxes accrued or incurred from and after the date hereof to Closing, and prepare and file or submit any returns and documents with respect thereto in the manner provided by and in compliance with all applicable law; (vi) so long as Purchaser is reasonably pursuing the completion of the transactions contemplated by this Agreement, not afford a similar right of access and discussion to anyone other than Purchaser and its representatives; (vii) give to Purchaser and its counsel, accountants and other representatives full access during ordinary business hours to all of Company's properties, books, records and papers relating to the Company; and (viii) immediately notify Purchaser of any material change in circumstances or facts affecting the Company, or of any damage, destruction or loss of any of the assets, or loss or change in the relationship between Company and any of Company's customers, clients or suppliers;

     9. GENERAL CONDITIONS TO CLOSING. All obligations of each party under this Agreement are subject to fulfillment by the other party at or before the Closing of each of the following conditions to be performed by each party, subject, however, to the right of a party to waive, in writing, one or more of such conditions to be performed by the other party:

          (a) REPRESENTATIONS TRUE. The representations and warranties of each party contained in this Agreement and in the certificates and papers to be delivered pursuant hereto and in connection herewith shall be true to the best of each party's knowledge (i) at the time made, and (ii) except as affected by the taking of any action contemplated hereby, as of the Closing, as though such representations and warranties were made at and as of the Closing.

          (b) COVENANTS PERFORMED. All covenants to be performed by the other party shall have been performed.

          (c) NO MATERIAL ADVERSE CHANGE. Since the date of this Agreement there shall not have been any material adverse change in the financial condition or results of operation of the Company except for such changes as may be contemplated by this Agreement.

     10. CONDITIONS TO PURCHASER'S OBLIGATIONS. Unless previously waived in writing by Purchaser, the obligations of Purchaser under this Agreement are subject to the fulfillment of the following conditions at or prior to the
Closing:

          (a) PURCHASER SATISFACTION WITH DUE DILIGENCE REVIEW. As of the Closing Date, Purchaser shall have finalized, and in its sole and absolute discretion be satisfied in all respects with, its review of the information regarding the Company, the Financial Statements provided to Purchaser by Seller and with the Company's business and prospects.

     11.  MISCELLANEOUS.

          (a) SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. All of the representations, warranties, covenants, promises and agreements of the parties contained in this Agreement (or in any document delivered or to be delivered pursuant to this Agreement or in connection with the Closing) shall survive the execution, acknowledgment, sealing and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          (b) CERTAIN DEFINITIONS. As used throughout this Agreement, the following terms have the following meanings:

                  (i) "Affiliate" has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act, as such rule is in effect on the date hereof.

                  (ii) "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Section 101 ET SEQ., and all future acts supplemental thereto or amendatory thereof.

                  (iii) "Material" means a change involving Ten Thousand Dollars ($10,000) or more.

                  (iv) "Person" means an individual, partnership, corporation, trust, unincorporated organization, government, or agency or political subdivision of a government.


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

                  (v) "SEC" means the Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act or the Exchange Act.

                  (vi) "Securities Act" means the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the relevant time.

          (c) NOTICES. All notices, requests, demands, consents, and other communications which are required or may be given under this Agreement (collectively, the "Notices") shall be in writing and shall be given either
     (a) by personal delivery against a receipted copy, (b) by certified U.S. mail, return receipt requested, postage prepaid, or by (c) facsimile against a confirmed receipt, to the following addresses:

                  (i)   If to Seller, to:

                  Wayne 0. Gemas
                  P.O. Box 156
                  Elkhart Lake, Wisconsin 53020-0156

                       with a copy to:

                  Richard D. Riebel, Esquire
                  Godfrey, Braun & Frazier
                  700 North Water Street
                  700 First Financial Centre
                  Milwaukee, Wisconsin 53202-4278
                  Facsimile 414-278-0421

                  (ii) If to Purchaser, to:

                  SportsStar Marketing, Inc.
                  Attn: William Kroske, President
                  5275 DTC Parkway
                  Suite 110
                  Englewood, CO 80111
                  Facsimile 303-804-0315

                       with a copy to:

                  Jean M. Christman, Esquire
                  Hall & Evans, L.L.C.
                  1200 17th Street, Suite 1700
                  Denver, Colorado 80202
                  Facsimile 303-628-3421


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

     or to such other address of which written notice in accordance with this Section shall have been provided by such party. Notices may only be given in the manner hereinabove described in this Section 11(c) and shall be deemed received when given in such manner.

          (d) ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) constitutes the full, entire and integrated agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, correspondence, understandings and agreements among the parties hereto respecting the subject matter hereof.

          (e) ASSIGNABILITY. This Agreement shall not be assignable by any party without the prior written consent of the other party; provided, however, that the Purchaser may without the prior written consent of any other party, assign its interest in this Agreement to any Affiliate of the Purchaser if such Affiliate undertakes to perform the Purchaser's obligations hereunder that shall have been so assigned, and upon, from and after such assignment the Purchaser shall have no further liabilities, obligations or duties in respect of the rights, obligations and duties so assigned.

          (f) BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, each other Person who is indemnified under any provision of this Agreement, and their respective heirs, personal and legal representatives, guardians, successors and, in the case of Purchaser, its permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights, remedies, obligations, or liabilities.

          (g) SEVERABILITY. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

          (h) AMENDMENT; WAIVER. No provision of this Agreement may be amended, waived, or otherwise modified without the prior written consent of all of the parties hereto. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement herein contained. The waiver by any party hereto of a breach of any provision or condition contained in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any other conditions hereof.

          (i) SECTION HEADINGS. This section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

          (j) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          (k) APPLICABLE LAW. This Agreement is made and entered into, and shall be governed by and construed in accordance with, the laws of the State of Colorado.

          (l) REMEDIES. The parties hereto acknowledge that the Seller's Shares are unique; that any claim for monetary damages may not constitute an adequate remedy; and that it may therefore be necessary for the protection of the parties and to carry out the terms of this Agreement to apply for the specific performance of the provisions hereof. Either party may proceed to protect and enforce their respective rights hereunder by a suit in equity, or other appropriate proceeding, whether for specific performance or for an injunction against a violation of the terms hereof or in aid of the exercise of any right, power or remedy granted hereunder or by law, equity or statute or otherwise. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice its rights, powers or remedies, and no right, power or remedy conferred hereby shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

          (m) ARBITRATION. All controversies, disputes or claims arising out of or resulting from this Agreement shall be submitted for arbitration to the Milwaukee, Wisconsin office of the American Arbitration Association on the demand of either party. Such arbitration proceedings shall be conducted in Milwaukee, Wisconsin and shall be heard by one (1) arbitrator in accordance with the then-current commercial arbitration rules of the American Arbitration Association. The prevailing party in any arbitration proceeding shall be entitled to an award of all costs incurred in connection with such proceedings, including reasonable attorneys' fees.

          (n) EXPENSES OF TRANSACTION. Each of the parties shall pay its own expenses incurred in connection with authorization, preparation, execution and performance of this Agreement and obtaining any necessary regulatory or contract approvals, including, without limitation, all fees and expenses of such party's counsel, accountants, agents and representatives. Notwithstanding the foregoing, upon Closing, the Purchaser agrees to advance the funds to the Seller to pay all legal fees incurred by the Seller in connection with this transaction. Upon receipt of the first payment by the Seller under Section 1(b)(I)(A), the Seller shall reimburse the Purchaser for such advance. In the event that this Agreement is terminated prior to Closing, the Seller will be responsible for the payment of his own legal fees and the Purchaser will have no obligation whatsoever to pay them on behalf of the Seller.

          (o) FURTHER ASSURANCES. Seller agrees to execute, acknowledge, and deliver, after the date hereof, without additional consideration, such further assurances, instruments and documents, and to take such further actions, as the Purchaser may request in order to fulfill the intent of this Agreement and the transactions contemplated hereby.

     (p) TERMINATION. In the event of termination of this Agreement prior to Closing, upon the mutual agreement of the parties to this Agreement, or termination by the Purchaser pursuant to Section 10 above, this Agreement shall become void and of no further force and effect, without any liability on the part of any party to the other party. In such event, each party will pay their own costs and expenses incurred in connection with the negotiation and preparation of this Agreement, and the terms of the Nondisclosure and Confidentiality Agreement entered into between the parties shall remain in full force and effect.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

                                SPORTSSTAR MARKETING, INC.

                                By: /s/ William Kroske
                                    ------------------------
                                    William Kroske, President

                                Date: 3/29/99
                                     -----------------------

                                /s/ Wayne O. Gemas
                                ----------------------------
                                Wayne O. Gemas

                                Date: 3/29/99
                                     -----------------------

     The undersigned spouse of Wayne O. Gemas, who is not a party to this Agreement, but is a Wisconsin resident, has read this Agreement and consents to, and agrees that she will be bound by all of its provisions.

     Dated: 3/29/99              /s/ Shirley A. Gemas
           -------------         ------------------------------
                                 Print Name: Shirley A. Gemas
                                            -----------------




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